investor.relations@globalpay.com
770.829.8234

Media Contact: Amy Corn
media.relations@globalpay.com
770.829.8755

Global Payments Identifies and Self-Reports
Unauthorized Access into a Portion of its Processing System

ATLANTA March 30, 2012 - Global Payments Inc. (NYSE: GPN), a leader in payment processing services, announced it identified and self-reported unauthorized access into a portion of its processing system. In early March 2012, the company determined card data may have been accessed. It immediately engaged external experts in information technology forensics and contacted federal law enforcement. The company promptly notified appropriate industry parties to allow them to minimize potential cardholder impact. The company is continuing its investigation into this matter.

“It is reassuring that our security processes detected an intrusion. It is crucial to understand that this incident does not involve our merchants or their relationships with their customers,” said Chairman and CEO Paul R. Garcia.

Global Payments will hold a conference call Monday, April 2, 2012 at 8:00 AM EDT.  Callers may access the conference call via the investor relations page of the Company's Web site at www.globalpaymentsinc.com by clicking the “Webcast” button; or callers in North America may dial 1-888-895-3550 and callers outside North America may dial 1-706-758-8809.  The pass code is “GPN.”
Global Payments Inc. is a leading provider of electronic transaction processing services for merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies and multi-national corporations located throughout the United States, Canada, Europe and the Asia-Pacific region.  Global Payments, a Fortune 1000 company, offers a comprehensive line of processing solutions for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management.  Visit www.globalpaymentsinc.com for more information about the company and its services.